Delisting Determination, The Nasdaq Stock Market, LLC, March 21, 2024, DMK Pharmaceuticals Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of DMK Pharmaceuticals Corporation, effective at the opening of the trading session on April 1, 2024. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).
The Company was notified of the Staff determination on October 11, 2023. On October 18, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On October 18, 2023, the Company received an additional delist determination for its failure to meet the requirements in Listing
Rule 5550(a)(2).
On January 9, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On February 6, 2024, the Company witdrew its appeal. The Company securities were suspended on February 7, 2024. The Staff determination to delist the Company securities became final on March 22, 2024.